SCHEDULE 14A INFORMATION
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                 SECURITIES EXCHANGE ACT OF 1934

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                KANSAS CITY POWER & LIGHT COMPANY
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                              ####


                      Drue Jennings' Speech
                          July 9, 1996

     Hello, thank you for listening in.

     My name is Drue Jennings, and I am the Chairman and Chief Executive Officer of Kansas City Power & Light Company. I would like to provide you with an update of the events that have transpired around our proposed merger with UtiliCorp United.

     The May 22, 1996 shareholder vote to approve the strategic merger of equals transaction with UtiliCorp was canceled in order to present KCP&L shareholders with a transaction that offered even better economics and a revised merger structure. The new structure has been revised to increase the value to KCP&L shareholders by increasing their ownership in the combined company (KCP&L shareholders are expected to own 57%, instead of the 55% they would have owned under the original agreement, and UtiliCorp shareholders will own 43% instead of 45%). KCP&L shareholders would continue to hold their existing KCP&L shares, and UtiliCorp shareholders would receive one share in the merged company for each UtiliCorp share owned. The revised terms of the merger agreement provide for a new structure pursuant to which a new KCP&L subsidiary will be created and merged into UtiliCorp, and UtiliCorp will then merge with KCP&L. At the time the mergers are completed, the combined company will change its name to Maxim Energies, Inc. Additionally, the affirmative vote of KCP&L shareholders required to approve the transactions has changed from two-thirds of all outstanding shares to a majority of the shares voting. A Special Meeting of KCP&L shareholders is scheduled for August 7, 1996 to vote upon the issuance of KCP&L shares to be issued in the mergers. Under Missouri law, a separate vote of the KCP&L shareholders is not required to approve the mergers; however, since it is a condition of the closing of the mergers that KCP&L shareholders approve the share issuance, in essence, a vote for the share issuance is a vote for the mergers.

     On June 17, 1996, Western Resources, a Topeka, Kansas-based utility, revised its proposal to acquire KCP&L and announced its intention to commence an unsolicited exchange offer for KCP&L common stock. Shortly after receipt of this second unsolicited proposal from Western Resources, the KCP&L Board of Directors reviewed and deliberated the Western proposal and reaffirmed its belief that a merger with Western Resources was not in the best long-term interest of KCP&L shareholders and rejected the Western proposal and reiterated its unqualified support of our strategic merger with UtiliCorp. Western Resources has formally commenced its unsolicited exchange offer, and it was rejected by KCP&L's Board of Directors on July 9, 1996.

     I would like to provide you with some information related to the rationale and benefits of our proposed merger with UtiliCorp. Also, I would like to address the reasons for our Board's rejection of the Western offer, as well as to touch on certain aspects of their public campaign which we feel are misleading and require some clarification.

     Let me now address for you several of the significant benefits which our Board views as the underlying rationale for our proposed merger with UtiliCorp.

     First, the UtiliCorp transaction provides KCP&L shareholders with regulatory and geographic diversity given UtiliCorp's widespread presence in both national and global markets, including for example UtiliCorp's interests in Australia, Canada, and New Zealand. Secondly, the merger brings together what we see as the complementary strengths of KCP&L's operating and financial expertise with UtiliCorp's unique marketing focus and entrepreneurial spirit. UtiliCorp has a clearly articulated strategy and demonstrated track record in non-regulated businesses which are the areas that we have told our shareholders will provide the greatest future growth. They have a strong and well-respected Independent Power business through their UtilCo subsidiary, a significant international presence which I have referred to above; they are rolling out and have had success with their national brand name strategy under the EnergyOne label. We anticipate the newly formed company resulting from this merger will be a low-cost, marketing-oriented, diversified energy products and services company with national and global scope. Additionally, through joint study by both companies and our advisors, we have included as part of our merger filings a documentation of synergies totaling over $600 million over a 10-year period. We are confident that these are substantiated, deliverable savings which will benefit both shareholders and ratepayers. Furthermore, through joint study by both companies and our advisors as described in detail in KCP&L's proxy materials, we have identified and quantified revenue enhancements that result from the mergers ranging from $0.20 per Maxim share in the first year of the merger to $0.44 per Maxim share in the fourth year of the merger. We project that, as detailed in our proxy materials and subject to the assumptions therein, the combination of synergies and revenue enhancements will provide aggregate added value ranging from $0.38 per Maxim share in the first year of the merger to $0.75 per Maxim share in the fourth year of the merger.

     Now let me address the Western Resources proposal and what we feel are some issues which our shareholders should understand as they consider how they will vote in the UtiliCorp transaction.

     Unlike the UtiliCorp transaction, Western would not provide geographic and regulatory diversity given that Western's operations are concentrated in Kansas. Furthermore, a Western deal would result in significant asset concentration at Wolf
Creek, our jointly owned nuclear power plant. We question certain rate disparities and other regulatory issues involving Western's proposal and we feel that, unlike UtiliCorp, Western's unregulated business strategy, an area of great importance to us, is unproven and questionable in value.

     Having  covered these points, I would like to  now  address
Western's hostile campaign and its unwarranted claims.

     Western has stated to the public that its offer is for $31 per KCP&L share. Unfortunately, if one reads the fine print, one will realize that their offer contains a collar mechanism which limits the risks to Western shareholders of subsequent stock price declines, placing the risk of such declines on KCP&L shareholders. Given the long time period pending closing, perhaps as long as two years, and all the things that can occur during such time, this is not a minor issue. As stated in our proxy materials and letter to shareholders dated July 5, 1996, we also believe that Western overstated its synergies estimates and faces significant rate reductions which could imperil Western's ability to deliver promised dividends to KCP&L shareholders and could have an adverse impact of Western's stock price, and thus, the value to KCP&L shareholders. Furthermore, Western's future share price performance will be based on the market's willingness to accept the reasonableness of their claimed $1 billion in synergies over the next 10 years. Western does state that this figure is based exclusively on public information about KCP&L, as compared to our use of confidential information with UtiliCorp. We have reviewed their public filing relating to the proposed synergies and cannot determine how they believe they can achieve such savings. Just one year ago, after some preliminary discussions between ourselves and Western, they had stated in a letter to me, a preliminary synergy estimate of over $500 million over 10 years. Nothing could have changed that dramatically that would cause us to believe that this figure could double in a one year period.

     Another prominent aspect of Western's proposal includes an assumption regarding the proposed split of synergies savings between ratepayers and shareholders. Western, in our view, has imprudently assumed 70% of their proposed and questionable $1 billion savings will go to shareholders. It is industry practice to assume 50% of such savings to go to shareholders, which is the position taken by us in our proxy disclosure. The net effect of this difference in assumptions is that Western is advertising economics to shareholders which we believe a reasonable person would not and should not assume.

     Finally, Western has made great press about the apparent short-term dividend accretion to our shareholders should they accept the Western proposal. I would like to point out the use of the word short-term, because if Western is unable to achieve both its proposed synergies number and the retention of those savings to shareholders coupled with potentially significant rate reductions, we believe such proposed dividend payments in the future would certainly be at risk, as their dividend payout would be well in excess of prospective gross industry norms.

     I know that there has been a lot of back and forth between ourselves and Western regarding their proposed hostile transaction. I think it is critical that your clients and our shareholders understand the benefits of the proposed UtiliCorp merger and, what we believe to be, the risks involved with Western's proposal.

     We are extremely excited about our proposed merger with UtiliCorp and feel strongly that this will provide long-term growth in revenue, income and share value for KCP&L shareholders.